Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Smartsheet Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	To be issued under the 2018 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	6,390,477(2)	$54.35(3)	$347,322,425(3)	$92.70 per $1,000,000	$32,197
Equity	To be issued under the 2018 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	1,278,096(2)	$46.20(4)	$59,048,036(4)	$92.70 per $1,000,000	$5,474
Total Offering Amounts					$406,370,461		$37,671
Total Fee Offsets(5)							—
Net Fee Due							$37,671

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)	Represents (a) 6,390,477 additional shares of the Registrant’s Class A common stock available for issuance under the 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to the provision of the 2018 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2018 Plan and (b) 1,278,096 additional shares of the Registrant’s Class A common stock available for issuance under the 2018 Employee Stock Purchase Plan (the “ESPP”) pursuant to the provision of the ESPP providing for an annual automatic increase in the number of shares reserved for issuance under the ESPP.
(3)	Estimated under Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on March 22, 2022.
(4)	Estimated under Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on March 22, 2022 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.
(5)	The Registrant does not have any fee offsets.